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                      June 14, 2024

       Martin Lewis
       Chief Financial Officer
       Pearl Holdings Acquisition Corp
       767 Third Avenue, 11th Floor
       New York, NY 10017

                                                        Re: Pearl Holdings
Acquisition Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            Form 10-K/A for the
fiscal year ended December 31, 2023
                                                            File No. 001-41165

       Dear Martin Lewis:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction